UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒            Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to Section 240.14a-12

Education Realty Trust, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	(1)	Title of each class of securities to which transaction applies: Education Realty Trust, Inc.’s Common Stock, $0.01 par value per share (“Common Stock”)
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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The Registrant sent the following communication on July 3, 2018 to limited partners of Education Realty Operating Partnership, LP:

EDUCATION REALTY OPERATING PARTNERSHIP, LP

Notice REGARDING EXTRAORDINARY TRANSACTION

Pursuant to the THIRD amended and restated Agreement of limited partnership of EDUCATION REALTY operating partnership, lp

Dear Limited Partner:

This notice is being provided to you as a limited partner of Education Realty Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), pursuant to Section 8.5(C) of the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the “Partnership Agreement”), dated as of February 22, 2018, because you are a limited partner of the Operating Partnership.

As publicly announced, on June 25, 2018, Education Realty Trust, Inc., a Maryland corporation (the “Company”), the Operating Partnership, University Towers Operating Partnership, LP, a Delaware limited partnership (“DownREIT”), Education Realty OP GP, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“OP GP”), and University Towers OP GP, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Operating Partnership (“DownREIT GP” and, together with Company, the Operating Partnership, DownREIT and OP GP, the “Company Parties”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GSHGIF LTP, LP, a Delaware limited partnership (“Parent”), GSHGIF REIT, a Maryland real estate investment trust and a wholly-owned subsidiary of Parent (“REIT Merger Sub”), GSHGIF Acquisition LP, a Delaware limited partnership, a direct subsidiary of REIT Merger Sub and an indirect wholly-owned subsidiary of Parent (“OP Merger Sub”), and GSHGIF DownREIT LP, a Delaware limited partnership, a direct subsidiary of OP Merger Sub and an indirect subsidiary of REIT Merger Sub and Parent (“DownREIT Merger Sub” and, together with Parent, REIT Merger Sub and OP Merger Sub, the “Buyer Parties”).

In connection with the Mergers (as defined below), you have the option to (1) remain a holder of Class A units of limited partnership interest in the Operating Partnership (“OP Units”) and receive $41.50 per OP Unit in connection with the closing of the OP Merger (as defined below) or (2) tender your OP Units for redemption in accordance with Section 8.6 of the Partnership Agreement and receive cash, or at the Company’s option, shares of the Company’s common stock. In accordance with Section 8.6 of the Partnership Agreement, you may redeem your OP Units during the period commencing on the date of this notice and ending on the record date to determine stockholders eligible to vote at the special meeting to be called to approve the REIT Merger (as defined below). If you receive shares of common stock upon redemption, you will have the rights of a stockholder of the Company and if you hold such shares until the closing of the REIT merger, you will receive $41.50 per share in connection with the REIT Merger (as defined below).

Pursuant to the terms of the Merger Agreement, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the Company will merge with and into REIT Merger Sub (such merger transaction, the “REIT Merger”) at the effective time of the REIT Merger, with REIT Merger Sub continuing as the surviving company (the “REIT Surviving Entity”) in the REIT Merger. Immediately after the REIT Merger, OP Merger Sub will merge with and into the Operating Partnership (such merger transaction, the “OP Merger”) at the effective time of the OP Merger, with the Operating Partnership continuing as the surviving entity and a subsidiary of the REIT Surviving Entity (the “Partnership Surviving Entity”). Immediately after the OP Merger, DownREIT Merger Sub will merge with and into DownREIT (such merger transaction, the “DownREIT Merger” and, together with the REIT Merger and the OP Merger, the “Mergers”) at the effective time of the DownREIT Merger, with DownREIT continuing as the surviving entity and a subsidiary of the Partnership Surviving Entity.

At the effective time of the REIT Merger, each share of the Company’s common stock then outstanding will be converted into the right to receive an amount in cash equal to $41.50 per share, without interest and subject to certain adjustments set forth in the Merger Agreement in the event that the Company is required to pay certain dividends prior to the closing. At the effective time of the OP Merger, each OP Unit, including any OP Units held by you, will be converted into the same consideration as will be received for each share of the Company’s common stock, which is the right to receive an amount in cash equal to $41.50, without interest and subject to certain adjustments set forth in the Merger Agreement in the event that the Company is required to pay certain dividends prior to the closing. Pursuant to the Partnership Agreement, you are entitled to tender your OP Units for redemption and such redemption may be satisfied in cash or, at the Company’s option, with shares of the Company’s common stock. For the avoidance of doubt, whether you are a holder of shares of the Company’s common stock or OP Units, you will be entitled to $41.50 per share or OP Unit (without interest and subject to certain adjustments set forth in the Merger Agreement in the event that the Company is required to pay certain dividends prior to the closing).

Furthermore, immediately prior to the effective time of the OP Merger, each outstanding LTIP Unit (as defined in the Partnership Agreement), whether vested or unvested, will be converted into OP Units having the right to receive $41.50 per share, without interest and subject to certain adjustments set forth in the Merger Agreement in the event that the Company is required to pay certain dividends prior to the closing.

The Mergers are subject to customary closing conditions including, among other things, (1) the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote on the REIT Merger, (2) the absence of any law, injunction, judgment, order or ruling prohibiting the Mergers, (3) the accuracy of the representations and warranties made by the parties, (4) the performance by the parties in all material respects of their covenants, obligations and agreements under the Merger Agreement, (5) the delivery of a tax opinion related to the Company’s status as a REIT, and (6) the absence of a material adverse effect on the Company Parties prior to the closing.

Sincerely,

EDUCATION REALTY TRUST, INC.

By: /s/ J. Drew Koester
Name: J. Drew Koester
Title: Senior Vice President Capital Markets and Investor Relations

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations, estimates and projections about, among others, the industry, markets in which the Company operates, and the transactions described in this communication. While the Company’s management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond the control of the Company’s management. These risks include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against the Company Parties and others following announcement of the Merger Agreement; (3) the inability to complete the Mergers due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the Mergers; (4) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Mergers; (5) the impact, if any, of the announcement or pendency of the Mergers on the Company’s relationships with colleges and universities; (6) the amount of the costs, fees, expenses and charges related to the Mergers and the actual terms of certain financings that will be obtained for the Mergers; and (7) other risks that are set forth under “Risk Factors” in the Company’s and Company OP’s 2017 Annual Report on Form 10-K. All forward-looking statements speak only as of the date of this communication. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this communication.

Additional Information and Where to Find It

This communication is being made in respect of the proposed merger transactions involving the Company Parties and the Buyer Parties. In connection with the transaction, the Company will file a proxy statement with the SEC. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. The final proxy statement will be mailed to the Company’s stockholders. In addition, the proxy statement and other documents will be available free of charge at the SEC’s Internet Web site, www.sec.gov. When available, the proxy statement and other pertinent documents also may be obtained for free at the Company’s Web site, www.edrtrust.com, or by contacting Edwin B. Brewer, Jr., Executive Vice President and Chief Financial Officer of the Company, telephone 901-259-2500.

The Company and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed transactions. Information regarding the Company’s directors and executive officers is detailed in its proxy statements and annual reports on Form 10-K and quarterly reports on Form 10-Q, previously filed with the SEC, and the proxy statement relating to the proposed transactions, when it becomes available.